Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-4 of Exelon Corporation of our report dated February 25, 2022, except with respect to our opinion on the consolidated financial statements insofar as it relates to the effects of discontinued operations as discussed in Notes 1 and 2 and the change in composition of reportable segments as discussed in Note 5, as to which the date is June 30, 2022, relating to the financial statements, financial statement schedules and the effectiveness of internal control over financial reporting, which appears in Exelon Corporation's Current Report on Form 8-K dated June 30, 2022. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
Chicago, Illinois
August 3, 2022

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